Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-_____) on Form S-8 of Hemispherx Biopharma, Inc. of our report dated March 31, 2017, relating to the consolidated financial statements of Hemispherx Biopharma, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Hemispherx Biopharma, Inc. for the year ended December 31, 2016.

/s/ RSM US LLP

Blue Bell, Pennsylvania

August 31, 2017